UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


                                    XA, INC.
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                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)



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                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X| Rule 13d-1(c)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))


                               Page 1 of 4 Pages

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CUSIP No.                             13G                     Page 2 of 4 Pages
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1.    NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Alpha Capital Aktiengesellschaft
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2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                         (a) |_|
                                                                         (b) |_|
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3.    SEC USE ONLY


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4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Liechtenstein
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5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      685,080 shares of Common Stock
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6.    SHARED VOTING POWER

      None
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7.    SOLE DISPOSITIVE POWER

      685,080 shares of Common Stock
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8.    SHARED DISPOSITIVE POWER

      None
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9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      685,080 shares of Common Stock
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10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   |X|

      The aggregate amount in Row 9 represents the maximum amount of shares that Alpha Capital can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion of Alpha Capital's Notes and exercise of its warrants would cause Alpha Capital to exceed this restriction.
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11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.9%
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12.   TYPE OF REPORTING PERSON

      CO
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
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CUSIP No.                             13G                     Page 3 of 4 Pages
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ITEM 1 (a)  NAME OF ISSUER:

            XA, Inc.

ITEM 1 (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            875 North Michigan Avenue, Suite 2626, Chicago, IL 60611

ITEM 2 (a)  NAME OF PERSON FILING:

            Alpha Capital Aktiengesellschaft

ITEM 2 (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Pradafant 7, Furstentums 9490, Vaduz, Liechtenstein

ITEM 2 (c)  CITIZENSHIP:

            Liechtenstein

ITEM 2 (d)  TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2 (e)  CUSIP NUMBER:

ITEM 3      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B):

            Not applicable

ITEM 4      OWNERSHIP

            (a)   AMOUNT BENEFICIALLY OWNED: 685,080 Shares of Common Stock

            (b)   PERCENT OF CLASS: 9.9%

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                  (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                        685,080 Shares

                  (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                        0 Shares

                  (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        685,080 Shares

                  (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                        0 Shares

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CUSIP No.                             13G                     Page 4 of 4 Pages
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ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            Not applicable

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            Not applicable



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 7, 2006
                                          --------------------------------------
                                                (Date)


                                          /s/ Konrad Ackerman
                                          --------------------------------------
                                           (Signature)

                                          Konrad Ackerman, Director
                                          --------------------------------------
                                          (Name/Title)